Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3 No. 333-            ) and related Prospectus of PreMD Inc. for the registration of 4,375,903 shares of its common stock and to the incorporation by reference therein of our report dated March 28, 2007, with respect to the consolidated financial statements of PreMD Inc. included in its Annual Report (Form 20-F) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Toronto, Canada

July 13, 2007